Exhibit 99.1

NATIONAL RETAIL PROPERTIES, INC.

ISSUER PUT RIGHT NOTICE

FOR

5.125% CONVERTIBLE SENIOR NOTES DUE 2028

CUSIP Number 637417 AC0

NOTICE IS HEREBY GIVEN pursuant to Section 8.01 of the Ninth Supplemental Indenture, dated as of March 4, 2008 (the “Supplemental Indenture”), between National Retail Properties, Inc., as Issuer (referred to as “we,” “our,” “us” or the “Company”) and U.S. Bank National Association, as trustee and paying agent (the “Trustee” or “Paying Agent”), which supplements that certain Indenture, dated as of March 25, 1998 (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”), between the Company and the Trustee, that, at the option of each holder (“Holder”) of the Company’s 5.125% Convertible Senior Notes due 2028 (the “Securities”) the Company will repurchase such Holder’s Securities for 100% of the principal amount of the Securities, plus any accrued and unpaid interest on the Securities to, but not including, the Repurchase Date (the “Repurchase Price”), subject to the terms and conditions of the Indenture, the Securities and this Issuer Put Right Notice and related notice materials, as amended and supplemented from time to time (the “Put Option”). Holders may surrender their Securities from 9:00 a.m., New York City time, on Thursday, May 9, 2013 through 5:00 p.m., New York City time, on Monday, June 10, 2013 (the “Expiration Date”), which is the fifth business day immediately preceding June 17, 2013 (the “Repurchase Date”). Unless the Company defaults in making payment of the Repurchase Price, interest on the Securities repurchased will cease to accrue on and after the Repurchase Date. Securities as to which a Repurchase Notice (as defined below) has been given may be converted only if the Repurchase Notice is withdrawn in accordance with the terms of the Indenture. All capitalized terms used but not specifically defined in this Issuer Put Right Notice shall have the meanings given to such terms in the Indenture and the Securities.

To exercise your option to have the Company purchase your Securities and receive the Repurchase Price, you must validly surrender the Securities along with a duly executed put right repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”), if applicable, prior to 5:00 p.m., New York City time, on the Expiration Date. Securities surrendered for purchase may be withdrawn at any time prior to 10:00 a.m., New York City time, on June 14, 2013, which is the business day immediately prior to the Repurchase Date, by delivering a valid written notice of withdrawal in the form attached hereto as Annex B (a “Withdrawal Notice”), if applicable, or otherwise in accordance with Section 8.01 of the Supplemental Indenture. The right of Holders to surrender their Securities for purchase in the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

The Trustee has informed the Company that, as of the date of this Issuer Put Right Notice, all custodians and beneficial holders of the Securities hold the Securities through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

The Trustee and Paying Agent is:

U.S. Bank National Association

By Registered or Certified	By Regular Mail:	By Facsimile:
Mail or Overnight Courier:	U.S. Bank National Association	(651) 495-8158
U.S. Bank National Association	P.O. Box 64111	Attention: Corporate Trust Services
60 Livingston Avenue	St. Paul, MN 55164-0111
1st Floor—Bond Drop Window	Attention: Corporate Trust Services	For Information:
St. Paul, MN 55107		(800) 934-6802
Attention: Corporate Trust Services

Additional copies of this Issuer Put Right Notice may be obtained from the Paying Agent at its addresses set forth above.

Dated: May 9, 2013

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

IMPORTANT INFORMATION CONCERNING THE PUT OPTION	4

1. Information Concerning the Company	4

2. Information Concerning the Securities	4

2.1 The Company’s Obligation to Purchase the Securities	4

2.2 Repurchase Price	4

2.3 Source of Funds	5

2.4 Conversion Rights of the Securities	5

2.5 Market for the Securities and the Company’s Common Stock	5

2.6 Ranking	6

2.7 Dividends	6

3. Procedures to be Followed by Holders Electing to Surrender Securities for Purchase	6

3.1 Method of Delivery	6

3.2 Agreement to be Bound by the Terms of the Put Option	6

3.3 Delivery of Securities	7

4. Right of Withdrawal	8

5. Payment for Surrendered Securities	9

6. Securities Acquired	9

7. Plans or Proposals of the Company	9

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Securities	9

9. Purchases of Securities by the Company and Its Affiliates	10

10. Agreements Involving the Company’s Securities	10

11. Material U.S. Federal Income Tax Consequences	10

12. Additional Information	13

13. No Solicitations	14

14. Definitions	14

15. Conflicts	14

No person has been authorized to give any information or to make any representation other than those contained in this Issuer Put Right Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Issuer Put Right Notice is accurate as of any date other than the date on the  front of this Issuer Put Right Notice. The Issuer Put Right Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Issuer Put Right Notice shall not under any circumstances create any implication that the information contained in this Issuer Put Right Notice is current as of any time subsequent to the date of such information. None of the Company, its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Issuer Put Right Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Securities?

National Retail Properties, Inc., a Maryland corporation (the “Company,” “we,” “our,” or “us”), is obligated, at your option, to purchase your validly surrendered 5.125% Convertible Senior Notes due 2028 (the “Securities”). (Page 4)

Why is the Company offering to purchase my Securities?

The right of each holder (“Holder”) of the Securities to sell and the obligation of the Company to purchase such Holder’s Securities pursuant to the Put Option is a term of the Securities and has been a right of Holders from the time the Securities were issued on March 4, 2008. We are required to repurchase the Securities of any Holder exercising the Put Option pursuant to the terms of the Securities and the Indenture. (Page 4)

What Securities is the Company obligated to purchase?

We are obligated to purchase all of the Securities surrendered, at the option of the Holder. As of May 9, 2013, there was approximately $222.9 million aggregate principal amount of the Securities outstanding. The Securities were issued under an Indenture, dated as of March 25, 1998 (the “Base Indenture”), between the Company, as issuer and U.S. Bank National Association (successor to Wachovia Bank, National Association (formerly First Union National Bank)), as trustee and paying agent (the “Trustee” or “Paying Agent”), as supplemented by the Ninth Supplemental Indenture, dated as of March 4, 2008 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). (Page 4)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Securities, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the Securities plus accrued and unpaid interest to, but not including, the Repurchase Date (the “Repurchase Price”), with respect to any and all Securities validly surrendered for purchase and not withdrawn. (Pages 4-5)

How will the Company fund the purchase of the Securities?

We intend to use available cash and/or borrowings under our revolving credit facility to fund the purchase of the Securities. (Page 5)

How can I determine the market value of the Securities?

There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s common stock, par value $0.01 per share (the “Common Stock”), into which the Securities are convertible and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. The Common Stock of the Company into which the Securities are convertible is listed on the New York Stock Exchange (“NYSE”) under the symbol “NNN”. On May 8, 2013, the closing price of the Common Stock on the NYSE was $40.94 per share. (Page 5)

What does the board of directors of the Company think of the Put Option?

The board of directors of the Company has not made any recommendation as to whether you should surrender your Securities for purchase in the Put Option. You must make your own decision whether to surrender your Securities for purchase in the Put Option and, if so, the amount of Securities to surrender. (Pages 4-5)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on Monday, June 10, 2013 (the “Expiration Date”), which is the fifth business day immediately preceding Monday, June 17, 2013 (the “Repurchase Date”). We will not extend the period Holders have to accept the Put Option unless required to do so by federal securities laws. (Page 4)

What are the conditions to the purchase by the Company of the Securities?

The purchase by us of validly surrendered Securities is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Put Right Notice. (Page 4)

How do I surrender my Securities?

There are three ways to tender your Securities:

•

If your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Securities and instruct such nominee to surrender the Securities on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should surrender your Securities electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of ATOP.

•

While the Trustee has informed us that there are currently no certificated Securities in non-global form, in the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, any such Holder who desires to tender Securities pursuant to the Put Option and holds physical certificates evidencing such Securities must complete and sign a put right repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Securities being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Securities through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Option set forth in this Issuer Put Right Notice. (Pages 6-8)

If I surrender my Securities, when will I receive payment for them?

We will accept for payment all validly surrendered Securities promptly on or after the Repurchase Date. We will forward to the Paying Agent, prior to 11:00 a.m., New York City time, on Monday, June 17, 2013, the appropriate amount of cash required to pay the Repurchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 9)

Until what time can I withdraw previously surrendered Securities?

You can withdraw Securities previously surrendered for purchase at any time until 10:00 a.m., New York City time, on June 14, 2013, which is the business day immediately prior to the Repurchase Date. (Pages 8-9)

How do I withdraw previously surrendered Securities?

To withdraw previously surrendered Securities, you must comply with the withdrawal procedures of DTC prior to 10:00 a.m., New York City time, on June 14, 2013. While the Trustee has informed us that there are currently no certificated Securities in non-global form, in the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Securities evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 8.01 of the Supplemental Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 10:00 a.m., New York City time, on June 14, 2013. (Pages 8-9)

Do I need to do anything if I do not wish to surrender my Securities for purchase?

No. If you do not surrender your Securities before the expiration of the Put Option, we will not purchase your Securities on the Repurchase Date and such Securities will remain outstanding subject to their existing terms. (Page 6)

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount of $1,000 or an integral multiple thereof. (Page 6)

If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. The current Conversion Rate (as defined in the Supplemental Indenture) of the Securities is 39.536 shares of Common Stock per $1,000 principal amount of the Securities, which is equal to approximately $25.29 per share of Common Stock. You will continue to have the right to convert each $1,000 principal amount of Securities into shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. The Securities are convertible anytime during the current calendar quarter. (Page 5)

If I surrender my Securities for repurchase in the Put Option, is that a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisors regarding the actual tax consequences to you. (Pages 10-13)

Who is the Paying Agent?

U.S. Bank National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Issuer Put Right Notice.

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the surrender of Securities for purchase in the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Issuer Put Right Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning the Company. The Company is obligated to purchase the Securities at specified times and upon the occurrence of designated events subject to the terms and conditions specified in the Indenture and the Securities. The Securities are convertible into our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities.

We are a fully integrated real estate investment trust (“REIT”). We acquire, own, invest in, manage and develop properties that are leased primarily to retail tenants under long-term net leases. As of March 31, 2013, we owned 1,636 investment properties in 47 states with a gross leasable area of approximately 19.3 million square feet.

Our principal executive offices are located at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801. Our telephone number is (407) 265-7348.

2. Information Concerning the Securities. The Securities were issued under the Indenture and mature on June 15, 2028.

2.1. The Company’s Obligation to Purchase the Securities. Pursuant to the terms of the Securities and the Indenture, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder’s option, on June 17, 2013, the Repurchase Date. This Put Option will expire at 5:00 p.m., New York City time, on Monday, June 10, 2013, the Expiration Date, which is the fifth business day immediately preceding the Repurchase Date. The Company reserves the right to make changes to the terms of the Put Option, including changing the Expiration Date, if reasonably necessary to comply with the federal securities laws and regulations. If we make any change to this Put Option which we determine constitutes a material change, or if we waive a material condition to this Put Option, we will promptly disclose the change or waiver in a supplement to this Issuer Put Right Notice that we will distribute to registered Holders, and we will make a public announcement by means of a press release of such change or waiver promptly afterward. We may be required to extend the Repurchase Date for a period of five to ten business days, depending on the significance of the change or waiver, if the Put Option would otherwise expire during the five to ten business day period. If we are required to extend the Repurchase Date, we will make a public announcement of such extension promptly by means of a press release. The purchase by the Company of validly surrendered Securities is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Put Right Notice.

If any Securities remain outstanding following the expiration of the Put Option, and if the Securities are not otherwise redeemed or converted after such date, the Company will become obligated to purchase the Securities, at the option of the Holders, in whole or in part, on June 15, 2018 and June 15, 2023 at a purchase price equal to 100% of the principal amount of the Securities plus the amount of accrued and unpaid interest thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Securities.

2.2. Repurchase Price. Pursuant to the terms of the Indenture and the Securities, the Repurchase Price to be paid by the Company for the Securities on the Repurchase Date is 100% of the principal amount of the Securities, plus accrued and unpaid interest on the Securities to, but not including, the Repurchase Date. The Repurchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn prior to 10:00 a.m., New York City time, on June 14, 2013. Securities surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

The Repurchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Securities on the Repurchase Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to surrender their Securities for purchase.

The Company is not, nor is its board of directors or employees, making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Issuer Put Right Notice. Each Holder must make its own decision whether to surrender its Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder’s assessment of the current market value of the Securities and the Common Stock and other relevant factors.

2.3. Source of Funds. In the event any Securities are surrendered and accepted for payment, we intend to use available cash on hand and/or borrowings under our $500 million unsecured revolving credit facility (the “Revolving Credit Facility”) to pay the Repurchase Price for the Securities. Under the Revolving Credit Facility, we may borrow up to $500 million, which borrowed amounts are unconditionally guaranteed by certain guarantors of the Company. As of March 31, 2013, approximately $54.9 million was outstanding under the Revolving Credit Facility, which accrues interest at 117.5 basis points over LIBOR, leaving approximately $445.1 million of borrowing capacity. The Revolving Credit Facility matures on October 30, 2016, unless the Company exercises its option to extend maturity to October 30, 2017.

2.4. Conversion Rights of the Securities. Holders that do not surrender their Securities for purchase pursuant to the Put Option will maintain their conversion rights with respect to their Securities, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. The current Conversion Rate of the Securities is 39.536 shares of Common Stock per $1,000 principal amount of Securities, which is equal to approximately $25.29 per share of Common Stock. Holders that surrender their Securities pursuant to the Put Option may retain their conversion rights with respect to such Securities, subject to the terms and conditions of the Indenture and the Securities, only if such surrender has been validly withdrawn prior to the Repurchase Date, as described in Section 4 below. The Securities are convertible anytime during the current calendar quarter.

2.5. Market for the Securities and the Company’s Common Stock. There is no established reporting system or trading market for trading in the Securities. However, we believe the Securities currently are traded over the counter. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar securities. As of May 9, 2013, there was approximately $222.9 million aggregate principal amount of the Securities outstanding.

The Common Stock into which the Securities are convertible is listed on the NYSE under the symbol “NNN”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE:

	High	Low
Fiscal Year 2013
First Quarter	$36.18	$31.43
Second Quarter (through May 8, 2013)	41.03	35.95

Fiscal Year 2012
First Quarter	$27.81	$26.30
Second Quarter	28.33	26.04
Third Quarter	31.82	28.21
Fourth Quarter	32.39	29.98

Fiscal Year 2011
First Quarter	$26.93	$24.32
Second Quarter	26.69	23.48
Third Quarter	27.61	22.69
Fourth Quarter	27.54	24.60

On May 8, 2013, the closing price of the Common Stock on the NYSE was $40.94 per share. As of May 8, 2013, there were 118,368,350 shares of Common Stock outstanding. We urge you to obtain current market information for the Securities, to the extent available, and the Common Stock before making any decision to surrender your Securities pursuant to the Put Option.

2.6. Ranking. The Securities are general senior unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness, and are effectively subordinated in right of payment to the Company’s secured indebtedness, to the extent of the value of the assets securing such indebtedness, and to all liabilities and preferred equity of the Company’s subsidiaries.

2.7. Dividends. The Holders of Securities are not entitled to dividends. Upon conversion of the Securities into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

3. Procedures to be Followed by Holders Electing to Surrender Securities for Purchase. Holders will not be entitled to receive the Repurchase Price for their Securities unless they validly surrender, and do not withdraw, the Securities on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Securities on or before 5:00 p.m., New York City time, on the Expiration Date, their Securities will remain outstanding subject to the existing terms of the Securities and the Indenture.

3.1. Method of Delivery. The Trustee has informed the Company that, as of the date of this Issuer Put Right Notice, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Securities surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Securities via ATOP will constitute a Put Right Repurchase Notice (as defined in the Supplemental Indenture) satisfying Holders’ notice requirements under the Indenture. Delivery of Securities and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Securities.

3.2. Agreement to be Bound by the Terms of the Put Option. By surrendering your Securities through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Securities shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Issuer Put Right Notice;

•	you agree to all of the terms of this Issuer Put Right Notice;

•	you have received this Issuer Put Right Notice and acknowledge that this Issuer Put Right Notice provides the notice required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Issuer Put Right Notice, the Indenture and the Securities, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Company all right, title and interest in and to all the Securities surrendered, (ii) release and discharge the Company and its directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Securities, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Securities, or transfer ownership of such Securities, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Securities that are purchased by the Company), all in accordance with the terms set forth in this Issuer Put Right Notice;

•

you represent and warrant that you (i) own the Securities surrendered and are entitled to surrender such Securities and (ii) have full power and authority to surrender, sell, assign and transfer the Securities surrendered hereby and that when such Securities are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

you agree, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities surrendered;

•

you understand that all Securities properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Securities, the Issuer Put Right Notice and related notice materials, as amended and supplemented from time to time;

•

payment for Securities purchased pursuant to the Issuer Put Right Notice will be made by deposit of the Repurchase Price for such Securities with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

surrenders of Securities may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Issuer Put Right Notice at any time prior to 10:00 a.m., New York City time, on June 14, 2013;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Securities pursuant to the procedures described in this Issuer Put Right Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.3. Delivery of Securities.

Securities Held Through a Custodian. If you wish to tender Securities pursuant to this Issuer Put Right Notice and your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Securities for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Securities in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Securities held by them as a nominee or in a fiduciary capacity.

Securities in Global Form. If you are a DTC participant who wishes to tender Securities pursuant to this Issuer Put Right Notice, you must surrender to the Company your beneficial interest in the Securities by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Securities on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Put Option, including those set forth above under “—Agreement to be Bound by the Terms of the Put Option.”

Securities Held in Certificated Non-Global Form. In the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, then any such Holder of the Securities must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Securities being tendered and all necessary endorsements, to the Paying Agent prior to the Expiration Time.

All signatures on a Repurchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Repurchase Notice need not be guaranteed if such Securities are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Securities is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Securities. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

4. Right of Withdrawal. Securities surrendered for purchase may be withdrawn at any time prior to 10:00 a.m., New York City time, on June 14, 2013, which is the business day immediately prior to the Repurchase Date. In order to withdraw Securities, you must comply with the withdrawal procedures of DTC prior to 10:00 a.m., New York City time, on June 14, 2013. Securities withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above; provided, however, in order for Securities to be validly resurrendered pursuant to this Issuer Put Right Notice, such Securities must be surrendered for purchase pursuant to procedures described in Section 3 above prior to 5:00 p.m., New York City time, on the Expiration Date.

This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant before 10:00 a.m., New York City time, on June 14, 2013. The withdrawal notice must:

•

specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Securities were tendered and such participant’s account number at DTC to be credited with the withdrawn Securities;

•	contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn); and

•

be submitted through the DTC ATOP system by such participant under the same name as the participant’s name listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Securities.

In the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Securities evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 8.01 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 10:00 a.m., New York City time, on June 14, 2013.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Securities. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 10:00 a.m., New York City time, on June 14, 2013.

5. Payment for Surrendered Securities. We will promptly forward to the Paying Agent, prior to 11:00 a.m., New York City time, on the Repurchase Date the appropriate amount of cash required to pay the Repurchase Price for the surrendered Securities, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Securities prior to 5:00 p.m., New York City time, on June 10, 2013 and not validly withdrawn such delivery prior to 10:00 a.m., New York City time, on June 14, 2013.

The total amount of funds required by us to purchase all of the Securities is approximately $222.9 million (assuming all of the Securities are validly surrendered for purchase and accepted for payment).

6. Securities Acquired. Any Securities purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Except as publicly disclosed on or prior to the date of this Issuer Put Right Notice, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Securities for purchase in the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•

any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries (consistent with our growth strategy, we actively pursue opportunities for potential acquisitions, with due diligence and negotiation often at different stages of advancement at any particular time);

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•

any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•

any class of equity securities of the Company to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Securities. Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	neither the Company nor its executive officers, directors, subsidiaries or other affiliates beneficially owns any Securities;

•	the Company will not purchase any Securities from its executive officers, directors, subsidiaries or other affiliates; and

•	during the 60 days preceding the date of this Issuer Put Right Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

A list of the directors and executive officers of the Company is attached to this Issuer Put Right Notice as Annex C.

9. Purchases of Securities by the Company and Its Affiliates. Each of the Company and its affiliates, including the Company’s executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Put Option until at least the tenth business day after the Repurchase Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price. Any decision to purchase Securities after the Put Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

10. Agreements Involving the Company’s Securities. The Company has entered into the following agreements relating to the Securities:

•	The Base Indenture; and

•	The Supplemental Indenture.

All agreements involving other securities issued by the Company are described in detail in the documents incorporated by reference into this Issuer Put Right Notice, and no provisions in such agreements are material to the Put Option or the Securities.

11. Material U.S. Federal Income Tax Consequences. The following is a general discussion of material U.S. federal income tax considerations relating to Holders of the Securities with respect to the Put Option. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s individual circumstances or to certain types of Holders subject to special tax rules, including, without limitation, financial institutions, brokers, insurance companies, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, certain former U.S. citizens or long-term residents, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold Securities as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, persons that acquired Securities in connection with employment or the performance of services, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, and persons that are, or that hold their notes through, partnerships and other pass-through entities. In addition, this discussion does not address state, local or non-U.S. tax considerations with respect to the Put Option or U.S. federal tax considerations other than income taxation. This summary assumes that Holders have held their Securities as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Securities that for U.S. federal income tax purposes is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) it is subject to the primary supervision of a

U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect under the applicable Treasury regulations to be treated as a United States person under the Code.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of Securities that is an individual, a corporation (or other entity treated as such) or an estate or a trust that is not a U.S. Holder.

If a partnership holds Securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold Securities (and partners in such partnerships) should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Tendering U.S. Holders

Sale of Securities Pursuant to the Put Option. The receipt of cash by a U.S. Holder in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering Securities generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in exchange for such Securities (other than any amount allocable to accrued but unpaid interest on the Securities, which will be taxable as described below) and (ii) the U.S. Holder’s “adjusted tax basis” in the Securities at the time of sale. Generally, a U.S. Holder’s adjusted tax basis in the Securities will equal the cost of the Securities, increased by any market discount previously included in the U.S. Holder’s income pursuant to an election to include market discount in gross income currently as it accrues, and reduced (but not below zero) by any payments received on the Securities, other than payments of stated interest, and by any amortizable bond premium that an electing U.S. Holder has previously used to offset stated interest. Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the Securities immediately after its acquisition over the sum of all amounts payable on the Securities after the purchase date other than payments of stated interest, but excluding any amount attributable to the conversion feature of the Securities. Subject to the market discount rules discussed below, gain or loss recognized by a U.S. Holder tendering Securities generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Securities is more than one year at the time of the sale. Non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations. Amounts received by a U.S. Holder in respect of accrued and unpaid interest on the Securities generally will be taxed as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income.

Market Discount. Any of the Securities has “market discount” if its stated redemption price at maturity (as defined for purposes of the market discount rules) exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Gain recognized by the U.S. Holder with respect to the Securities acquired with market discount generally will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Securities was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount will be treated as having accrued on a ratable basis unless the U.S. Holder elected to accrue market discount using a constant-yield method.

Tendering Non-U.S. Holders

Tender of Securities Pursuant to the Put Option. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on a sale of the Securities pursuant to the Put Option unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if a tax treaty applies, the Non-U.S. Holder maintains a U.S. permanent establishment to which the gain is attributable;

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met (unless an applicable tax treaty otherwise provides); or

•	the Securities constitute a “United States real property interest” (“USRPI”) within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”).

Except to the extent provided by an applicable tax treaty, a Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if such Holder were a U.S. Holder, and if such Non-U.S. Holder is a foreign corporation, it may also be required to pay an additional branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a United States trade or business) at a 30% rate or lower applicable treaty rate. A Non-U.S. Holder described in the second bullet point above will be subject to a 30% (or, if applicable, a lower treaty rate) U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

In the event the Securities constitute a USRPI, any gain recognized on the purchase of Securities pursuant to the Put Option will be subject to tax in the same manner as an investment described in the first bullet point above, and amounts received with respect to the Securities may be subject to withholding at a 10% rate. Securities held by a Non-U.S. Holder may be exempt from treatment as a USRPI under FIRPTA if:

•	the Company is a domestically controlled qualified investment entity, or

•	the Company’s common stock is regularly traded on an established securities market, and

(A)	if the Securities are regularly traded (as defined in applicable Treasury regulations), the applicable Non-U.S. Holder has not owned more than 5% of the total fair market value of the Securities at any time during the five-year period ending on the Repurchase Date, or

(B)	if the Securities are not regularly traded (as defined in applicable Treasury regulations), the applicable Non-U.S. Holder has not, at the time it acquires the Securities and at certain other times described in the applicable Treasury Regulations, directly or indirectly held Securities (and in certain cases other direct or indirect interests in the Company’s common stock) that had a fair market value in excess of 5% of the fair market value of the regularly traded class of the Company’s stock with the lowest fair market value.

The Company will be a domestically controlled qualified investment entity if at all times during a specified testing period it is a REIT and less than 50% in value of its shares are and have been held directly or indirectly by non-U.S. persons. The Company believes that it currently is a domestically controlled qualified investment entity. However, because its common stock is publicly traded, there can be no assurance that it is qualified or will continue to qualify as a domestically controlled qualified investment entity. Furthermore, while the Company’s common stock is currently regularly traded on an established securities market, there can be no assurance that it will continue to be so traded in the future.

It is possible that the IRS could disagree with the position that the Company is a domestically controlled qualified investment entity, in which case, unless the exception regarding regularly traded stock described above applies, any Non-U.S. Holder would be liable for U.S. federal income tax under FIRPTA upon the purchase of the Securities pursuant to the Put Option and could be liable for interest and penalties if the Non-U.S. Holder fails to timely file a U.S. federal income tax return and pay such tax when due.

Non-U.S. Holders should consult their tax advisors as to whether the purchase of the Securities pursuant to the Put Option is exempt from U.S. federal income tax under FIRPTA.

Any amount received by a Non-U.S. Holder pursuant to the Put Option that is attributable to accrued interest generally will not be subject to U.S. federal withholding tax, provided that the interest is not effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder and:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the voting stock in the Company;

•	the Non-U.S. Holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation with respect to which the Company is a “related person” within the meaning of Section 864(d)(4) of the Code; and

•	we have or our paying agent has received appropriate documentation (generally, an IRS Form W-8BEN) establishing that the Holder is not a U.S. person.

If a Non-U.S. Holder does not qualify for an exemption from withholding tax on accrued interest under the preceding paragraph, such interest generally will be subject to withholding of U.S. federal income tax at a 30% rate unless:

•

the payments are effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (and, if required by an applicable tax treaty, the payments are attributable to a permanent establishment maintained in the United States by such Non-U.S. Holder); or

•	such Non-U.S. Holder is able to claim a valid exemption or reduction from withholding tax under an income tax treaty.

If accrued interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and if, under an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which the interest is attributable), then, although exempt from U.S. withholding tax (provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI), the Non-U.S. Holder generally will be subject to U.S. federal income tax on that accrued interest in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a non-U.S. corporation, the accrued interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Information Reporting and Backup Withholding

A U.S. Holder whose Securities are tendered and accepted for payment pursuant to the Put Option may be subject to certain information reporting requirements (unless the U.S. Holder is a corporation or other exempt recipient). In addition, a U.S. Holder may be subject to backup withholding with respect to the receipt of cash in exchange for the Securities unless the U.S. Holder provides us with a correct taxpayer identification number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is either an exempt recipient or is not currently subject to backup withholding. U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Any amount paid as backup withholding would be creditable against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

In general, information reporting and backup withholding will not apply to the sale of Securities by a Non-U.S. Holder pursuant to the Put Option, provided that the Non-U.S. Holder has provided the required documentation that it is not a U.S. person (for example, IRS Form W-8BEN). However, information reporting (but not backup withholding) may apply to any portion of the proceeds attributable to accrued interest, even if the accrued interest is not subject to U.S. tax because of a treaty or Code exception.

Unearned Income Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax (the “Medicare tax”) on all or a portion of their “net investment income,” which may include all or a portion of their interest and net gains received from the sale of Securities pursuant to the Put Option. If you are a U.S. Holder that is an individual, estate or trust, you should consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of a sale of the Securities pursuant to the Put Option.

Non-Tendering Holders

A Holder whose Securities are not purchased by us pursuant to the Put Option will not incur any U.S. federal income tax liability as a result of the consummation of the Put Option.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PUT OPTION.

12. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the

Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition, and we incorporate by reference such documents herein:

•	The Annual Report on Form 10-K for the year ended December 31, 2012;

•

The Definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2013 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012);

•	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•	The Current Reports on Form 8-K filed with the SEC on February 13, 2013, March 28, 2013 and April 15, 2013; and

•	The description of the Company’s Common Stock, par value $0.01 per share, contained in the Registration Statement on Form 8-A filed with the SEC on July 22, 1992.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

The Schedule TO to which this Issuer Put Right Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Issuer Put Right Notice, we will amend the Schedule TO accordingly.

13. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

14. Definitions. All capitalized terms used but not specifically defined in this Issuer Put Right Notice shall have the meanings given to such terms in the Indenture and the Securities.

15. Conflicts. In the event of any conflict between this Issuer Put Right Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

None of the Company or its board of directors or employees, as applicable, are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Issuer Put Right Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of the current market value and other relevant factors.

NATIONAL RETAIL PROPERTIES, INC.

ANNEX A

FORM OF REPURCHASE NOTICE

TO:	NATIONAL RETAIL PROPERTIES, INC.
U.S. BANK NATIONAL ASSOCIATION

The undersigned registered Holder of the Securities designated below hereby irrevocably acknowledges receipt of a notice from National Retail Properties, Inc. (the “Issuer”) regarding the right of Holders to elect to require the Issuer to repurchase their Securities and requests and instructs the Issuer to repay the entire principal amount of such Securities, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in cash, in accordance with the terms of the Indenture, dated as of March 25, 1998 (the “Base Indenture”), between the Issuer and U.S. Bank National Association (successor to Wachovia Bank, National Association (formerly First Union National Bank), as trustee (the “Trustee”), as supplemented by the Ninth Supplemental Indenture, dated as of March 4, 2008 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Issuer and the Trustee, at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, the Repurchase Date, to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Securities shall be repurchased by the Issuer as of June 17, 2013, the Repurchase Date, pursuant to the terms and conditions specified in the Indenture and the Issuer Put Right Notice.

NOTICE: The signature below of the Holder of the Securities designated below must correspond with the name as written upon the face of such Securities in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Certificate Number (if applicable):

Principal amount to be repurchased (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

ANNEX B

FORM OF WITHDRAWAL NOTICE

TO:	NATIONAL RETAIL PROPERTIES, INC.
U.S. BANK NATIONAL ASSOCIATION

The undersigned registered owner of the Securities designated below hereby withdraws its election to require National Retail Properties, Inc. (the “Issuer”) to repurchase such Securities, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture, dated as of March 25, 1998 (the “Base Indenture”), between the Issuer and U.S. Bank National Association (successor to Wachovia Bank, National Association (formerly First Union National Bank), as trustee (the “Trustee”), as supplemented by the Ninth Supplemental Indenture, dated as of March 4, 2008 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Issuer and the Trustee. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Securities in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Certificate Number (if applicable):

Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

ANNEX C

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth the names of each member of the Company’s board of directors and each of the Company’s executive officers:

Directors

Name	Title

Craig Macnab	Chief Executive Officer and Chairman

Don DeFosset	Director

Kevin B. Habicht	Executive Vice President, Chief Financial Officer and Director

Robert C. Legler	Director

Ted B. Lanier	Director

David M. Fick	Director

Edward J. Fritsch	Director

Richard B. Jennings	Director

Robert Martinez	Director

Executive Officers

Name	Title
Craig Macnab	Chief Executive Officer and Director (principal executive officer)

Julian E. Whitehurst	President and Chief Operating Officer

Kevin B. Habicht	Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer (principal financial officer)

Christopher P. Tessitore	Executive Vice President, General Counsel and Secretary

Paul E. Bayer	Executive Vice President and Chief Investment Officer

The business address of each person set forth above is c/o National Retail Properties, Inc., 450 South Orange Avenue, Suite 900, Orlando, Florida 32801 and the telephone number there is (407) 265-7348.